Exhibit 23(d)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of City Holding Company of our report, dated June 26, 2012, relating to the audits of the consolidated balance sheets of Community Financial Corporation and Subsidiary as of March 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended appearing in the Prospectus, which is part of this Registration Statement. We further consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

Yount, Hyde & Barbour, P.C.

Winchester, Virginia

November 19, 2012